Exhibit 99.1

GENTEX REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS

Zeeland, Michigan, July 24, 2013 – Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and camera-based lighting and driver-assist systems for the automotive industry, commercial fire protection products and dimmable aircraft windows, today reported financial results for the second quarter ended June 30, 2013.
For the second quarter of 2013, the Company’s net sales were $287.0 million up 2.4% compared with net sales of $280.3 million in the second quarter of 2012. Net sales also increased sequentially from $269.5 million in the first quarter of 2013.
The gross profit margin in the second quarter of 2013 was 35.8%, up 2.7 percentage points compared with gross profit margin of 33.1% in the second quarter of 2012, primarily due to the impact of product mix and purchasing cost reductions, partially offset by annual customer price reductions. The gross profit margin increased sequentially from 34.7% in the first quarter of 2013 primarily due to the impact of product mix and purchasing cost reductions.
Net income in the second quarter of 2013 was $52.1 million, up 28% compared with net income of $40.8 million in the second quarter of 2012, also up sequentially from $45.4 million in the first quarter of 2013. Earnings per diluted share were $0.36, an increase of $0.08 compared with earnings per diluted share of $0.28 in the second quarter of 2012, and up sequentially from $0.32 in the first quarter of 2013.
“Gentex is very pleased to report that in second quarter of 2013, the Company experienced increases in net sales, gross profit as well as net income versus the second quarter of 2012 and the first quarter of 2013, with continuing positive efficiencies within our operating expenses,” said Gentex Chairman of the Board and Chief Executive Officer Fred Bauer.

Unit Shipments and Net Sales

Automotive mirror unit shipments increased 10% in the second quarter of 2013 compared with the second quarter of 2012, and were up 5% sequentially from the first quarter of 2013. Automotive net sales were $279.8 million, up 1.8% compared with automotive net sales of $274.8 million in the second quarter of 2012, and were up sequentially from $263.0 million in the first quarter of 2013.
North American automotive mirror unit shipments increased 4% compared with the second quarter of 2012, and were up 1% sequentially from the first quarter of 2013. North American light vehicle production increased by 5% compared with the same quarter last year, and increased by 6% sequentially versus the first quarter of 2013.
International automotive mirror unit shipments increased 13% in the second quarter of 2013 compared with the second quarter of 2012, and were up 8% sequentially from the first quarter of 2013, primarily due to increased mirror unit shipments to certain European and Asian automakers. European light vehicle production decreased by 1% compared with the same quarter last year, and increased by 4% sequentially versus the first quarter of 2013. Japan and Korea light vehicle production decreased 9% compared with the same quarter last year, and decreased by 4% sequentially versus the first quarter of 2013.
Other net sales for fire protection and dimmable aircraft windows were $7.2 million in the second quarter of 2013, up 32% compared with other net sales of $5.4 million in the second quarter of 2012, and were up sequentially from $6.5 million in the first quarter of 2013.

Product and Technology Update

In the second quarter of 2013, the Company continued to receive new performance awards from its customers, including:

>Excellence In Value Award from an Asian automaker
>Supplier Excellence Award from an Asian automaker
>Recognition Of Achievement Technology Award for camera based driver assist from a North American automaker
>Certificate Of Achievement for Outstanding Performance In Sourcing to Minority and Women-Owned Businesses from a North American automaker

“This makes eight quality, technology, and performance awards the Company has received since the beginning of the year, indicating customer approval of our continuous quality improvement, new product development, manufacturing execution, and business management practices,” stated Mr. Bauer.

In the second quarter of 2013, the Company launched auto-dimming mirror applications with automakers worldwide with various combinations of advanced technologies including Rear Camera Display, compass, microphones, telematics and wireless control systems, SmartBeam® and driver assist camera products, and outside mirrors with advanced features, including:

>SmartBeam with North American and European automakers
>Driver Assist with a North American automaker
>Rear Camera Display with European and Asian automakers
>Compass with North American and European automakers
>HomeLink® with European automakers
>Inside Mirrors with automakers worldwide
>Outside Mirrors with automakers worldwide

Future Estimates

The Company’s forecasts for light vehicle production for each of the following periods in 2013 compared with the same periods in 2012 are based on the IHS Automotive July 2013 forecast for light vehicle production in North America, Europe, Japan and Korea.

Light Vehicle Production (per IHS Automotive's July 2013 light vehicle production forecast)
(in Millions)
Region	3rd Quarter 2013	3rd Quarter 2012	% Change	Calendar Year 2013	Calendar Year 2012	% Change
North America	3.95	3.67	8%	16.2	15.4	5%
Europe	4.24	4.35	(3)%	18.8	19.3	(3)%
Japan and Korea	3.35	3.23	4%	13.3	14.0	(5)%

Based on the IHS July 2013 forecast for the third quarter of 2013, the Company estimates that net sales in the third quarter of 2013 will be flat to up 5% compared with the third quarter of 2012.
The Company also estimates gross profit margin for the third quarter of 2013 to be in the same range as the 2013 year-to-date gross profit margin, based on the July 2013 IHS production forecast.
E,R&D expense in the third quarter of 2013 is estimated to decrease 5-10% compared with E,R&D in the third quarter of 2012, primarily due to reduced costs associated with outside contract engineering. E,R&D expense is expected to remain at approximately 7% of net sales, consistent with the Company’s recent historical trend.
S,G&A expense in the third quarter of 2013 is estimated to increase 5-10% compared with S,G&A in the third quarter of 2012, primarily due to increased costs associated with professional fees and due diligence costs associated with the pending HomeLink acquisition, which was previously disclosed.

Safe Harbor for Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs and information currently available to us, and are also based on assumptions and analysis made by us in light of our experience and perceptions of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will confirm to our current expectations, estimates and projections about the global automotive industry, the economy and the Company itself is subject to a number of risks, assumptions and uncertainties, many of which are beyond our control, and the affects can be difficult to predict. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “hopes,” “plans,” “projects,” “optimistic,” and “should,” and variations of such words and similar expressions identify forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, expense, likelihood and degree of occurrence. These risks include, without limitation: the pace of economic activity in Europe, Asia and the United States; employment and other general economic conditions; worldwide automotive production; the maintenance of the Company’s market share; the ability to control costs, including the ability to control costs, including the ability to achieve purchasing and manufacturing cost reductions, control and leverage fixed overhead costs, and maintain margins; and the ability to control E,R&D and S,G&A expenses. Additionally, these risks include competitive pricing pressures; the mix of products purchased by customers; market for and the success of certain of the Company’s mirror products (e.g. Rear Camera Display, SmartBeam® and other camera-based driver-assist and lighting-assist products), including vehicle model penetration and option take rates; changes in customers’ marketing strategies; consumer confidence and the impact on production volume levels; intellectual property litigation risk; the ability to continue to make and sell product innovations; customer inventory management; scheduled production shutdowns at our customers’ production facilities; currency fluctuations; interest rates; equity prices; the financial strength/stability of the Company’s customers (including their Tier 1 suppliers); potential impact of supply chain disruptions including but not limited to those caused by natural disasters and any other part shortages; potential restructuring/sale of OEM business segments or suppliers; potential customer (including Tier 1 suppliers) bankruptcies; and other risks indentified in the Company’s other filings with the Securities and Exchange Commission. Therefore , actual results and outcomes may materially differ from what is expressed or forecasted. Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Second Quarter Conference Call

A conference call related to this news release will be simulcast live on the Internet beginning at 10:30 a.m. EST today July 24, 2013. To access that call, go to www.gentex.com and select the “Audio Webcast” icon on the right side of the page. Other conference calls hosted by the Company will also be available at that site in the future.

About The Company

Founded in 1974, Gentex Corporation (The Nasdaq Global Select Market: GNTX) is the leading supplier of automatic-dimming rearview mirrors and camera-based lighting-assist and driver-assist systems to the global automotive industry. The Company also provides commercial smoke alarms and signaling devices to the global fire protection market, as well as dimmable aircraft windows for the commercial, business and general aviation markets. Based in Zeeland, Michigan, the international Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize a proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. More than half of the Company’s interior mirrors are sold with advanced electronic features, and more than 98 percent of the Company’s net sales are derived from the sale of auto-dimming mirrors to every major automaker in the world. Visit the Company’s web site at www.gentex.com

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended June 30,			Six Months ended June 30,
	2013	2012	% Change	2013	2012	% Change
North American Interior Mirrors	1,998	2,020	(1)%	4,030	3,942	2%
North American Exterior Mirrors	558	435	28%	1,068	857	25%
Total North American Mirror Units	2,556	2,455	4%	5,098	4,799	6%
Offshore Interior	2,889	2,582	12%	5,535	5,398	3%
Offshore Exterior	1,174	1,005	17%	2,291	2,110	9%
Total Offshore Mirror Units	4,063	3,587	13%	7,826	7,508	4%
Total Interior Mirrors	4,887	4,602	6%	9,565	9,340	2%
Total Exterior Mirrors	1,732	1,440	20%	3,359	2,967	13%
Total Auto-Dimming Mirror Units	6,619	6,042	10%	12,924	12,307	5%

Note: Certain prior year amounts have been reclassified to conform with the current year presentation. Percent change and amounts may not total due to rounding.

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited) Three Months Ended June 30,		(Unaudited) Six Months ended June 30,
	2013	2012	2013	2012
Net Sales	$286,973,898	$280,255,548	$556,472,867	$570,962,310
Cost of Goods Sold	184,361,279	187,498,242	360,396,745	377,378,511
Gross profit	102,612,619	92,757,306	196,076,122	193,583,799

Engineering, Research & Development	18,864,182	22,792,503	37,547,758	46,007,637
Selling, General & Administrative	12,152,166	12,452,571	23,078,454	24,562,967
Income from operations	71,596,271	57,512,232	135,449,910	123,013,195
Other Income	5,532,668	3,167,483	7,432,941	6,453,843
Income before Income Taxes	77,128,939	60,679,715	142,882,851	129,467,038
Provision for Income Taxes	25,031,542	19,913,176	45,354,887	42,355,915
Net Income	$52,097,397	$40,766,539	$97,527,964	$87,111,123

Earnings Per Share
Basic	$0.36	$0.28	$0.68	$0.61
Diluted	$0.36	$0.28	$0.68	$0.60
Weighted Average Shares
Basic	143,240,233	143,722,329	142,888,337	143,610,898
Diluted	144,010,525	144,741,357	143,537,992	144,854,232

Cash Dividends Declared per Share	$0.14	$0.13	$0.28	$0.26

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited) June 30, 2013	December 31, 2012
ASSETS
Cash and Short-Term Investments	595,238,017	450,481,520
Other Current Assets	260,233,580	294,181,520

Total Current Assets	855,471,597	744,663,040

Plant and Equipment - Net	345,931,734	349,938,172
Long-Term Investments and Other Assets	164,873,684	171,090,123

Total Assets	1,366,277,015	1,265,691,335

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$103,883,711	$87,957,442
Long-Term Debt	—	—
Deferred Income Taxes	55,383,634	56,773,337
Shareholders' Investment	1,207,009,670	1,120,960,556
Total Liabilities & Shareholders' Investment	$1,366,277,015	$1,265,691,335